STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                          Fiscal Three Months Ended          Fiscal Nine Months Ended
                                        -----------------------------     -----------------------------
                                        Dec. 31, 1993   Dec. 31, 1992     Dec. 31, 1993   Dec. 31, 1992
                                        -------------   -------------     -------------   -------------
PRIMARY
- -------

Average shares outstanding                9,282,000       8,242,000         8,724,000       8,196,000

Net effect of dilutive stock
options - based on the treasury
stock method using average
market price                                216,000         152,000           226,000         156,000
                                         ----------      ----------       -----------     -----------
                TOTAL                     9,498,000       8,394,000         8,950,000       8,352,000
                                         ==========      ==========       ===========     ===========
Net income                               $7,551,000      $3,858,000       $17,494,000     $11,610,000
                                         ==========      ==========       ===========     ===========
Net income per share                     $      .80      $      .46       $      1.95     $      1.39
                                         ==========      ==========       ===========     ===========

FULLY DILUTED
- -------------
Average shares outstanding                9,282,000       8,230,000         8,724,000       8,196,000

Net effect of dilutive stock
options - based on the treasury
stock method using greater of
average or period - end market
price                                       216,000         220,000           231,000         220,000

Assumed conversion of 8%
convertible subordinated
debentures                                                1,080,000           674,000       1,080,000
                                         ----------      ----------       -----------      ----------
               TOTAL                      9,498,000       9,530,000         9,629,000       9,496,000
                                         ==========      ==========       ===========      ==========

Net income                               $7,551,000      $3,858,000       $17,494,000      $11,610,000

Add interest on 8% convertible
subordinated debentures, net of
federal tax effect                           ---            172,000           265,000          517,000
                                         ----------      ----------       -----------      -----------
                TOTAL                    $7,551,000      $4,030,000       $17,759,000      $12,127,000
                                         ==========      ==========       ===========      ===========
Net income per share                     $      .80      $      .42       $      1.84      $      1.28
                                         ==========      ==========       ===========      ===========

NOTE:  On July 27, 1993, the Company declared a 20% stock dividend payable
       August 20, 1993 to shareholders of record August 10, 1993. The computation of per share earnings has been restated to reflect the stock dividend as if it had occurred at the beginning of each period presented.





                                      (16)